Exhibit 24.1
POWER OF ATTORNEY
The undersigned directors of Teledyne Technologies Incorporated, a Delaware corporation (“Teledyne”), do hereby constitute and appoint John T. Kuelbs and Melanie S. Cibik, or either one of them, our true and lawful attorneys and agents, to execute, file and deliver the Annual Report on Form 10-K of Teledyne for its 2009 fiscal year (“Form 10-K”), in our name and on our behalf in our capacities as directors of Teledyne as listed below, and to do any and all acts or things, in our name and on our behalf in our capacities as directors of Teledyne as listed below, which said attorneys and agents, or either one of them, may deem necessary or advisable to enable Teledyne to comply with the Securities Exchange Act of 1934 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with the Form 10-K (including without limitation executing, filing and delivering any amendments to the Form 10-K), and the undersigned do hereby ratify and confirm all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof.
     Witness the due execution hereof as of February 16, 2010.

/s/ Roxanne S. Austin	Director
Roxanne S. Austin

/s/ Frank V. Cahouet	Director
Frank V. Cahouet

/s/ Charles Crocker	Director
Charles Crocker

/s/ Kenneth C. Dahlberg	Director
Kenneth C. Dahlberg

/s/ Simon M. Lorne	Director
Simon M. Lorne

/s/ Paul D. Miller	Director
Paul D. Miller

/s/ Michael T. Smith	Director
Michael T. Smith

/s/ Wesley W. von Schack	Director
Wesley W. von Schack